Exhibit 99.1

News Release

For Immediate Distribution

For more information:

John Nieser, CFO and Treasurer

713-623-0790

Cornell Companies’ Acquisition of Correctional Systems, Inc. Completed

Houston, TX (April 1, 2005): Cornell Companies, Inc. (NYSE: CRN), a leading provider of privatized adult and juvenile correctional, treatment and educational services, announced today the completion of its acquisition of Correctional Systems, Inc. (CRXS.PK), a San Diego-based provider of privatized jail, community corrections and alternative sentencing services. The transaction is expected to generate annualized revenue of approximately $16 million and be immediately accretive to the Company’s 2005 earnings.

The $10 million acquisition, of which debt is paid from, includes the operations of eight jails, six community corrections centers and five alternative sentencing programs, all of which are located in California, Kansas, New Mexico and Texas. The Company will increase its total service capacity by 986 beds, expand its national footprint to 17 states, and become one of the largest community corrections providers to the Federal Bureau of Prisons.

James Hyman, Cornell’s chairman and chief executive officer, stated, “We are pleased with the smooth and timely transition of CSI’s operations into our business portfolio. We worked diligently to meet our closing timeline and are successfully executing on our plan for integrating their operations into our business. The acquisition provides a solid foundation for growth in our Adult Secure and Community-based Corrections service lines.”

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 80 facilities in 17 states and the District of Columbia, which includes two facilities under development or construction. Cornell has a total service capacity of 18,428, including capacity for 1,514 individuals that will be available upon completion of facilities under development or construction.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) Cornell’s ability to win new contracts and to execute its growth strategy, (3) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (4) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (5) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (6) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (7) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (8) Cornell’s ability to complete the construction of the Moshannon Valley Correctional Center as anticipated, (9) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (10) the availability of financing on terms that are favorable to Cornell, and (11) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations.

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